EXHIBIT 3.1
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            MANSUR INDUSTRIES INC.

                                   ARTICLE I

      The name of the corporation is MANSUR INDUSTRIES INC.

                                  ARTICLE II

      The period of its duration is perpetual.

                                  ARTICLE III

      The date and time of the commencement of the corporate existence shall be November 13, 1990, the date of the filing of the original Articles with the Department of State for the State of Florida.

                                  ARTICLE IV

      The purpose or purposes for which the corporation is organized is to engage in the transaction of any or all lawful business for which the corporation may be incorporated under the provisions of the Florida General Corporation Act of the State of Florida.

                                   ARTICLE V

      This Corporation is authorized to issue Ten Million (10,000,000) shares of $.001 par value common stock, which shall be designated "Common Shares" and One Million Five Hundred Thousand (1,500,000) shares of preferred stock of $1.00 per share par value, which shall be designated Preferred Shares".

                                  ARTICLE VI

      Preferred Shares may be issued from time to time in series. All Preferred Shares shall be of equal rank and identical, except in respect to the particulars that are set forth in these Articles or as they may be fixed by the Board of Directors consistent with these Articles. Consistent with the provisions of these Articles, the Board of Directors is authorized and

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required to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series set forth below:

      1. The distinctive designation of all series and the number of shares which shall constitute such series;

      2. The annual rate and nature of dividends payable on the shares of all series and the time and manner of payment;

      3. The redemption price or prices, if any, for the shares of each, any or all series;

      4. The obligation, if any, of the Corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of such shares; and

      5. The rights, if any, of the holders of shares of each series to convert such shares into Common shares and the terms and conditions of such conversion.

                                  ARTICLE VII

SECTION 1. DIVIDENDS.

      The holders of record of Preferred Shares shall be entitled to cash dividends when and as declared by the Board of Directors at the rate per share per annum and at the time and in the manner determined by the Board of Directors in the resolution authorizing each series of Preferred Shares. Cash dividends on Preferred Shares shall accrue from the date of issue. Upon the payment or setting apart for payment of all current dividends at the specified percentage rate per share per annum upon the outstanding Preferred Shares, the Directors may declare and pay dividends upon the Common Shares.

      Cash dividends on Preferred Shares shall, unless specifically fixed otherwise by the Board of Directors with respect to any particular class or series of preferred stock, be cumulative so that if, for any dividend period, cash dividends at the specified percentage rate per share per annum shall not have been declared and paid or set apart for payment on the Preferred Shares outstanding, the deficiency shall be declared and paid or set apart for payment prior to the making of any dividend or other distribution in the Common Shares.

SECTION 2. RIGHTS UPON LIQUIDATION OR DISSOLUTION.

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation, the holders of record of the outstanding Preferred Shares shall be entitled to be paid the value established by the Board of Directors at the time any series of Preferred Shares is authorized, consistent with these Articles. If no such value is established at the time of

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authorization by the Board of Directors, then the holders of record of the
Preferred Shares shall be entitled to be paid the book value for each of such Preferred Shares, plus accumulated dividends thereon up to the date of such liquidation, dissolution or winding up of this Corporation, whether or not this Corporation shall have a surplus or earnings available for dividends, and no more. After payment to the holders of Preferred Shares of the amount payable to them as above set forth, the remaining assets of this Corporation shall be payable to and distributed ratably among the holders of record of the Common Shares.

SECTION 3. VOTING RIGHTS.

      Except as otherwise provided by law, the entire voting power for the election of Directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Shares.

                                 ARTICLE VIII

SECTION 1. SERIES A 12% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

      A.   DESIGNATION.

           The shares of the second series of the Company's 12% Cumulative Convertible Preferred Stock, $1.00 par value, shall be designated "Series A 12% Cumulative Convertible Preferred Stock" (hereinafter the "Series A Preferred Stock") and the number of authorized shares constituting such series shall be 600,000. The number of authorized shares of Series A Preferred Stock may not be increased.

      B.   DIVIDENDS.

           B.1. The holders of shares of Series A Preferred Stock shall be entitled, in preference to the Common Stock and any other stock of the Company, to receive cumulative cash dividends when and as declared by the Board of Directors out of funds legally available for the purpose, from the date of original issuance of such shares at a rate of $.60 per year per share of Series A Preferred Stock. The amount of dividends per share payable for any dividend period less than a full dividend period, shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. Dividends shall be payable when and as declared by the Board of Directors, out of funds legally available therefor. Each such dividend shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on any record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends shall be cumulative,

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whether or not earned, and will accrue on each share of Series A Preferred Stock from the date of original issuance thereof.

           B2. If dividends at the rate per share set forth in paragraph B1 shall not have been declared and paid or set apart for payment on all outstanding shares of Series A Preferred Stock, then, until the aggregate deficiency shall be declared and fully paid or set apart for payment, the Company shall not (i) declare or pay or set apart for payment any dividends or make any other distribution on any capital stock of the Company ranking junior to, or on parity with, the Series A Preferred Stock with respect to the payment of dividends or upon liquidation (such stock being herein referred to as "Junior or Parity Stock"), or dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock, or (ii) make any payment on account of the purchase, redemption, retirement or other acquisition of any Junior Stock or any options, warrants or rights to subscribe for or purchase any Junior or Parity Stock.

      C. LIQUIDATION PREFERENCE. Upon any liquidation (complete or partial), dissolution or winding up of the Company, or sale of substantially all the Company's assets, whether voluntary or involuntary, or any similar distribution of its assets to its shareholders which results in a return of capital, whether voluntary or involuntary, the holders of Series A Preferred Stock, in preference to all other future issues of preferred stock or any junior stock, shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders (whether from capital, surplus or earnings) an amount per share of Series A Preferred Stock equal to $5.00 plus twice the amount of aggregate dividends accrued through the date of distribution computed in accordance with this paragraph, through the effective date of liquidation or sale.

      D.   REDEMPTION.

           D1. REDEMPTION OF SERIES A PREFERRED STOCK. The Company shall purchase or redeem the Series A Preferred Stock on June 30, 1996, or any extension of such redemption date which the Board of Directors of the Company may declare at their sole discretion.

                 (a) For each share of the Series A Preferred Stock redeemed by the Company, pursuant to this paragraph D1, the Company shall be obligated to pay to the holder thereof, upon surrender, by such holder at the Company's principal office of the certificate representing such share, endorsed in blank or accompanied by an appropriate form of assignment, an amount in cash (the "Redemption Price") equal to the appropriate liquidation preference price of $5.00, plus twice the aggregate amount of dividends accrued with respect to such Series A Preferred Stock, calculated in accordance with this paragraph, through the date of redemption, which date shall be specified in the Company's notice to the Preferred Shareholder.

                 (b) The number of shares of Series A Preferred Stock to be redeemed from each holder thereof in redemptions under this paragraph D1 shall be the

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           number of whole shares, as nearly as practicable to the nearest share, determined by multiplying the total number of shares of Series A Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Preferred Stock then outstanding. In case less than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                 (c) Notice of any redemption of Series A Preferred Stock, specifying the date and time of redemption and the Redemption Price, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the Company's records, not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all the shares of the Series A Preferred Stock owned by such holder are then to be redeemed, the notice shall also specify the number of such shares and the certificate numbers thereof which are to be redeemed. Upon mailing any such notice of redemption, the Company shall become obligated to redeem, on the date specified therein, all shares of the Series A Preferred Stock specified in such notice.

           D2. RIGHTS AFTER REDEMPTION OR REPURCHASE. On the date any share of Series A Preferred Stock is redeemed or repurchased under this paragraph D, all rights of the holder of such share as a shareholder of the Company by reason of the ownership of such share shall cease, except the right to receive the Redemption Price of such share upon the presentation and surrender of the certificate representing such share, and such share shall not be deemed to be outstanding after the date on which it is redeemed or repurchased.

           D3. REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE CANCELED. Any shares of Series A Preferred Stock redeemed or repurchased pursuant to this section or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall not under any circumstances be reissued, sold or transferred. The Company shall from time to time take such action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

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      E.   CONVERSION.

           E1.   CONVERSION PROCEDURES.

                 (a) A holder of shares of Series A Preferred Stock may, at the holder's option, at any time prior to the effective date of redemption, as specified in the Company's notice in accordance with Paragraph D1(c) hereof, convert all or any part (in whole numbers of shares only) of the shares of Series A Preferred Stock held by such holder into such number of fully paid and nonassessable whole shares of Common Stock, on a one for one basis, that is one share of Series A Preferred Stock may be converted into one whole share of Common Stock.

                 (b) Each conversion of shares of Series A Preferred Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series A Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Series A Preferred Stock stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates, into shares of Common Stock. Such notice shall also specify the name or names (with addresses) and denominations in which the certificate or certificates for Common Stock shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered, and as of such date (the "Conversion Date") the rights of the holder of such Series A Preferred Stock (or specified portion thereof) as such holder shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                 (c) As soon as possible after the Conversion Date (but in no event more than 30 days after the Conversion Date, the Company shall deliver to the converting holder or, with respect to the certificate(s) specified in (a) below, as specified by such converting holder:

                       (i) a certificate or certificates representing the number
                 of shares of Common Stock issuable by reason of such conversion registered in such name or names and such denomination or denominations as the converting holder shall have specified; and

                       (ii) a certificate representing any shares of Series A
                 Preferred Stock which shall have been represented by the certificate or certificates

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                 which shall have been delivered to the Company in connection with such conversion but which shall not have been converted.

                       (iii) A Company check in the amount of any accrued but
                 unpaid dividends, which dividends have not been converted to shares of Common Stock.

           E2.   AUTHORIZATION AND ISSUANCE OF COMMON STOCK.

                 (a) The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issue upon the conversion of the Series A Preferred Stock, as provided in this paragraph, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock together with accrued interest thereon. The Company covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges. The Company will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation.

                 (b) The Company will not take any action which results in any adjustment of the number of shares of Common Stock acquirable upon conversion of shares of the Series A Preferred Stock if after such action the total number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock then outstanding, together with the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock reserved for any purpose other than issuance upon conversion of Series A Preferred Stock, would exceed the total number of shares of Common Stock then authorized by these Articles of Incorporation.

                 (c) If any shares of Common Stock required to be reserved for purposes of conversions of shares of Series A Preferred Stock under this paragraph E2 require registration with, or approval of, any governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon conversion, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved for listing or listed on such domestic securities exchange, as the case may be.

                 (d) The issuance of certificates for shares of Common Stock upon conversion of shares of the Series A Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof, or other cost

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           incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock converted.

                 (e) The Company will not close its books against the transfer of any share of Series A Preferred Stock or of any share of Common Stock issued or issuable upon the conversion of such shares in any manner which interferes with the timely conversion of such shares.

           E3. SUBDIVISIONS AND COMBINATIONS. In the event the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision forthwith shall be proportionately reduced. Conversely, in the event the outstanding shares of one or more classes of the Common Stock shall be combined into a smaller number of shares (by reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

           E4. LIQUIDATING DIVIDENDS. While any shares of Series A Preferred Stock are outstanding, the Company will not declare a dividend (other than a dividend payable in Common Stock, Options or Convertible Securities) upon Common Stock payable otherwise than out of earnings or retained earnings (determined in accordance with generally accepted accounting principles, consistently applied). For purposes of this paragraph E4, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend.

           E5. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with or into another corporation, or any sale of all or substantially all of the Company's assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each of the holders of the Series A Preferred Stock shall thereafter have the right to acquire and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and, in any such case, appropriate provision shall

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be made with respect to such holder's rights and interests to the end that the provisions of this paragraph E (including without limitation provisions for adjustments of the Conversion Price and of the number of shares of Common Stock acquirable and receivable upon the exercise of the conversion rights granted in this paragraph E) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such holder's shares (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets to another corporation, as a result of which a number of shares of common stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to such merger, consolidation or sale are issuable to holders of Common Stock, then the Conversion Price in effect immediately prior to such merger, consolidation or sale shall be adjusted (pursuant to paragraph E) as though there were a subdivision or combination of the outstanding shares of Common Stock. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered by first class mail, postage prepaid, to each holder of Series A Preferred Stock at the address of each such holder as shown on the books of the Company, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire or receive. If the purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the Company shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person unless prior to the consummation of such consolidation, merger or sale each of the holders of Series A Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon the conversion of such holder's shares either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

           E6. NOTICE OF ADJUSTMENT. Immediately upon any adjustment of the Conversion Price, the Company shall send written notice thereof to all holders of Series A Preferred Stock (by first class mail, postage prepaid, addressed to each such holder at the address for such holder shown on the books of the Company), which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock acquirable and receivable upon conversions of all shares of Series A Preferred Stock held by each such holder, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

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           E7.   OTHER ADJUSTMENT-RELATED NOTICES. In the event that at any time:

                 (a) the Company shall declare a dividend (or any other distribution) upon its Common Stock payable otherwise than in cash out of earnings or earned surplus;

                 (b) the Company shall offer for subscription pro rata to the holders of any class of its Common Stock any additional shares of stock of any class or other rights;

                 (c) there shall be any capital reorganization, reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

                 (d) there shall be any voluntary or involuntary dissolution, liquidation, winding up or similar distribution of the Company;

then, in connection with any such event, the Company shall give, by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of the Company: (a) at least 60 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution; and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution, at least 60 days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or similar distribution).

           E8. CERTAIN EVENTS. If any event occurs as to which, in the opinion of the Board of Directors, the other provisions of this paragraph E are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this paragraph E except in the event of a combination of shares of the type contemplated in paragraph E3 and then in no event to an amount larger than the Conversion Price as adjusted pursuant to paragraph E3.

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      F. VOTING. Except as otherwise provided by law or herein, the holders of shares of Series A Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purposes.

      G. REGISTRATION OF TRANSFER. The Company shall keep at its principal office (or such other place as the Company reasonably designates) a register for the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Company shall, at the request of the registered holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate, subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate, shall be substantially identical in form to the surrendered certificate, and the holders of the shares represented by such new certificate shall be entitled to receive all mandatory redemption payments on the shares represented by the surrendered certificate.

      H. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be deemed satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of the Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the registered holder is an institutional investor its own agreement of indemnity, without bond, shall be satisfactory) or, in the case of any such mutilation, upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate. The term "outstanding" when used herein with reference to shares of the Series A Preferred Stock as of any particular time shall not include any shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Company in accordance with paragraph 8 or this paragraph, but shall include only those shares represented by such new certificate.

      I. RESTRICTIONS ON COMPANY ACTION. So long as any shares of Series A Preferred Stock shall be outstanding, and in addition to any other approvals or consents required by law, without the prior affirmative vote or written consent of the holders of fifty percent (50%) of all shares of Series A Preferred Stock at the time outstanding:

                 (i) The Company shall not authorize, create or issue any shares, or securities convertible into such shares, of any class of stock having preference over, or being on a parity with, the Series A Preferred Stock with respect to rights upon dissolution, liquidation, winding up or similar distribution of the Company or distribution of assets to its shareholders by way of return of capital, whether voluntary or involuntary.

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                 (ii) The Company shall not sell, lease, or convey all or
           substantially all of the property or business of the Company (which for purposes hereof, "substantially all" shall be deemed to constitute fifty percent (50%) or more) and shall not effect a merger or consolidation of or with any other corporation or corporations unless such merger or consolidation shall be with a Subsidiary of the Company or unless as a result of such merger or consolidation and after giving effect thereto (a) the Company shall be the surviving corporation, (b) the Series A Preferred Stock then outstanding shall continue to be outstanding, (c) there shall be no alteration or change in the powers or designation or the preferences and rights, and the qualifications, limitations or restrictions applicable to outstanding shares of Series A Preferred Stock, in any material respect prejudicial to the holders thereof, and (d) there shall not be created or thereafter exist any new class or series of stock, or securities convertible into such stock, having preference over, or being on a parity with, the Series A Preferred Stock with respect to rights upon dissolution, liquidation, winding up or similar distribution or distribution of assets to shareholders by way of return of capital of the Company.

                 (iii) The Company shall not amend, alter or repeal any of the provisions of these Articles of Incorporation or the Bylaws of the Company in any manner which would adversely affect the preferences and rights and the qualifications, limitations or restrictions of the Series A Preferred Stock or the holders thereof, nor shall the Company increase the number of shares of Series A Preferred Stock which the Company is authorized to issue.

                 (iv) The Company shall not enter into any agreement which would by its terms prohibit or in any way restrict the Company from redeeming the Series A Preferred Stock or performing any other obligation to the holders of the Series A Preferred Stock imposed on the Company by these Articles of Incorporation.

      J. DEFINITIONS. The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

                 (i) "Common Stock" means, collectively, the Common Stock and any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution, winding up or similar distribution of the Company.

                 (ii) "Common Stock Deemed Outstanding" means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time (exclusive of any shares of Common Stock owned or held by or for the account of the Company), plus (b) the number of shares of Common Stock deemed to be outstanding under paragraph E hereof at such time.

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                 (iii) "Conversion Price" means $1.00, as such price may be adjusted from time to time pursuant to the provisions of paragraph E hereof.

                 (iv) "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.

                 (v) "Junior Security" means the Company's Common Stock and any other equity security of any kind which the Company shall at any time issue or be authorized to issue other than the Series A Preferred Stock. The terms and conditions of Series A Preferred Stock are set forth in these Articles.

                 (vi) "Series A Preferred Stock" means the Company's second series of 12% Cumulative Convertible Preferred Stock, par value $1.00 per share.

                 (vii) "Subsidiary" means any corporation at least 50% of the voting stock of every class of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through one or more Subsidiaries.

      K. SEVERABILITY. The unenforceability or invalidity of any provision or provisions hereof shall not affect or tender invalid or unenforceable any other provision or provisions herein contained.

                                  ARTICLE IX

      The number of directors constituting the Board of Directors of the Corporation is a minimum of one (1). The number of directors may be increased or diminished from time to time, pursuant to the Bylaws of the Corporation, but shall never be less than one (1).

                                   ARTICLE X

      The principal place of business and mailing address of this Corporation is:

           8425 S.W. 129th Terrace
           Miami, Florida 33156

                                  ARTICLE XI

      The by-laws of the Corporation may be adopted, altered, amended or repealed from time to time by either the shareholders or the Board of Directors, but the Board of Directors shall not

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alter, amend or repeal any by-laws adopted by the shareholders if the shareholders specifically provide that such bylaws are not subject to amendment or repeal by the directors.

                                  ARTICLE XII

SECTION 1. INDEMNIFICATION

      This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

SECTION 2. DIRECTORS AND OFFICERS INSURANCE

      The Corporation shall have power to purchase and maintain insurance on behalf of any person who was or is a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have authority to indemnify him or her against such liability under the provisions of these articles, or under the law.

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